UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Applied Molecular Evolution, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

03823E-10-8

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 16

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Delphi Ventures, L.P. (“DV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Delphi BioInvestments, L.P. (“DBI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Delphi Management Partners, L.P. (“DMP”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Delphi Ventures II, L.P. (“DV II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Delphi BioInvestments II, L.P. (“DBI II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Delphi Management Partners II, L.P. (“DMP II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James J. Bochnowski (“Bochnowski”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 74,302 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 74,302 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,302

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David L. Douglass (“Douglass”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 03823E-10-8

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Donald J. Lothrop (“Lothrop”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer Applied Molecular Evolution, Inc.
(b)	Address of Issuer's Principal Executive Offices 3520 Dunhill Street San Diego, CA 92121

Item 2.
(a)

Name of Person Filing
This statement is filed by Delphi Ventures, L.P, a Delaware limited partnership (“DV”), Delphi BioInvestments, L.P., a Delaware limited partnership (“DBI”), Delphi Management Partners, L.P., a Delaware limited partnership (“DMP”), Delphi Ventures II, L.P, a Delaware limited partnership (“DV II”), Delphi BioInvestments II, L.P., a Delaware limited partnership (“DBI II”), Delphi Management Partners II, L.P., a Delaware limited partnership (“DMP II”), James J. Bochnowski (“Bochnowski”) a general partner of DMP and DMP II, David L. Douglass (“Douglass”) a general partner of DMP and DMP II, and Donald J. Lothrop (“Lothrop”) a general partner of DMP II.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons”.

DMP is the general partner of DV and DBI and may have been deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV and DBI.  Bochnowski and Douglass are the general partners of DMP and may have been deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV and DBI.

DMP II is the general partner of DV II and DBI II and may have been deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV II and DBI II.  Bochnowski, Douglass and Lothrop are the general partners of DMP II and may have been deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV II and DBI II.

(b)

Address of Principal Business Office or, if none, Residence
The address of the principal business office for each of the Reporting Persons is:

Delphi Ventures
3000 Sand Hill Road
Building 1 — Suite 135
Menlo Park, CA  94025

(c)	Citizenship DV, DBI, DMP, DV II, DBI II and DMP II are Delaware limited partnerships. Bochnowski, Douglass and Lothrop are United States citizens.
(d)	Title of Class of Securities Common Stock
(e)	CUSIP Number CUSIP # 03823E-10-8

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable
Item 4.	Ownership. Please see Item 5.
Item 5.	Ownership of Five Percent or Less of a Class

This amended statement is being filed to report the fact that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of Applied Molecular Evolution, Inc.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Please see Item 5.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURES

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002

DELPHI VENTURES, L.P., a Delaware Limited Partnership

By:	Delphi Management Partners, L.P.,
a Delaware Limited Partnership
Its General Partner

By:	/s/ James J. Bochnowski
James J. Bochnowski
General Partner

DELPHI BIOINVESTMENTS, L.P., a Delaware Limited Partnership

By:	Delphi Management Partners, L.P.,
a Delaware Limited Partnership
Its General Partner

By:	/s/ James J. Bochnowski
James J. Bochnowski
General Partner

DELPHI MANAGEMENT PARTNERS, L.P., a Delaware Limited Partnership

By:	/s/ James J. Bochnowski
James J. Bochnowski
General Partner

DELPHI VENTURES II, L.P., a Delaware Limited Partnership

By:	Delphi Management Partners II, L.P.,
a Delaware Limited Partnership
Its General Partner

By:	/s/ James J. Bochnowski
James J. Bochnowski
General Partner

DELPHI BIOINVESTMENTS II, L.P., a Delaware Limited Partnership

By:	Delphi Management Partners II, L.P.,
a Delaware Limited Partnership
Its General Partner

By:	/s/ James J. Bochnowski
James J. Bochnowski
General Partner

DELPHI MANAGEMENT PARTNERS II, L.P., a Delaware Limited Partnership

By:	/s/ James J. Bochnowski
James J. Bochnowski
General Partner

JAMES J. BOCHNOWSKI

By:	/s/ James J. Bochnowski
James J. Bochnowski

DAVID L. DOUGLASS

By:	/s/ David L. Douglass
David L. Douglass

DONALD J. LOTHROP

By:	/s/ Donald J. Lothrop
Donald J. Lothrop

EXHIBIT INDEX

Found on
Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	17

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Applied Molecular Evolution, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 2002

February 13, 2002	DELPHI MANAGEMENT PARTNERS, L.P.,
a Delaware Limited Partnership

	By:	/s/ James J. Bochnowski
James J. Bochnowski, General Partner

February 13, 2002	DELPHI VENTURES, L.P.,
a Delaware Limited Partnership

	By:	Delphi Management Partners, L.P.,
a Delaware Limited Partnership
Its General Partner

	By:	/s/ James J. Bochnowski
James J. Bochnowski, General Partner

February 13, 2002	DELPHI BIOINVESTMENTS, L.P.,
a Delaware Limited Partnership

	By:	Delphi Management Partners, L.P.,
a Delaware Limited Partnership
Its General Partner

	By:	/s/ James J. Bochnowski
James J. Bochnowski, General Partner

February 13, 2002	DELPHI MANAGEMENT PARTNERS II, L.P.,
a Delaware Limited Partnership

	By:	/s/ James J. Bochnowski
James J. Bochnowski, General Partner

February 13, 2002	DELPHI VENTURES II, L.P.,
a Delaware Limited Partnership

	By:	Delphi Management Partners II, L.P.,
a Delaware Limited Partnership
Its General Partner

	By:	/s/ James J. Bochnowski
James J. Bochnowski, General Partner

February 13, 2002	DELPHI BIOINVESTMENTS II, L.P.,
a Delaware Limited Partnership

	By:	Delphi Management Partners II, L.P.,
a Delaware Limited Partnership
Its General Partner

	By:	/s/ James J. Bochnowski
James J. Bochnowski, General Partner

February 13, 2002	By:	/s/ James J. Bochnowski
James J. Bochnowski

February 13, 2002	By:	/s/ David L. Douglass
David L. Douglass

February 13, 2002	By:	/s/ Donald J. Lothrop
Donald J. Lothrop